PLAN AND AGREEMENT OF MERGER

This Plan and Agreement of Merger (the "Agreement"), is entered into on August 28, 2009 by and between NATIONWIDE LIFE INSURANCE COMPANY, an Ohio stock life insurance company with its statutory office located One Nationwide Plaza, Columbus, 0I-1 43215 ("NLIC" or the "Surviving Corporation"), and NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA, a Pennsylvania stock life insurance company with its statutory office located at One Nationwide Plaza, Columbus, 01-I 43215 ("NLICA"). NLIC and NLICA are hereinafter sometimes collectively referred to as the "Constituent Corporations" or individually as a "Constituent Corporation."

Recitals of Fact
A.NLIC is a stock corporation duly organized and existing under the laws of the State of Ohio, having been originally incorporated on March 21, 1929, and has on the date hereof authorized capital stock consisting of 5,000,000 shares of common stock of the par value of $1.00 per share, of which, on the date hereof, 3,814,779 shares of common stock are issued and outstanding, all of which shares are owned legally and beneficially by Nationwide Financial Services, Inc. ("NFS"), a Delaware corporation.

NLICA is a stock corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having been originally incorporated as the Provident Life and Trust Company of Philadelphia on March 22, 1865, and has on the date hereof authorized capital stock consisting of 10,000,000 shares of common stock of the par value of $1 MO per share, all of which on the date hereof are issued and outstanding, all of which shares are owned legally and beneficially by NFS.

B.The Boards of Directors of the Constituent Corporations have deemed it advisable and in the best interest of said corporations that NLICA be merged with and into NLIC as provided herein and have adopted and approved this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound and in accordance with the applicable provisions of the laws of the State of Ohio, do hereby agree as follows:

1.         Merger.                      At the Effective Time (as defined herein), NLICA shall be merged
(the "Merger") with and into NLIC, upon the terms and conditions set forth herein.

2.         Effect of Merger. Upon and after the Effective Time:

(a)NLIC shall be the surviving legal entity of the Merger and shall continue to exist as a domestic stock life insurance company under the laws of the State of Ohio. The Surviving Corporation shall possess all rights, privileges, powers, franchises, and immunities, and be subject to all the restrictions, disabilities, liabilities and duties of each of the Constituent Corporations so merged. The Surviving Corporation shall possess and own all of the property, real, personal, and mixed, and all debts owing on whatever account and all other things in action of or belonging to each of the Constituent Corporations, and such items shall be transferred to and vested in the Surviving Corporation without further act or deed. All debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities, and duties had been incurred or contracted by it, however, all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by the lien at the Effective Time.

(b)At the Effective Time. NLICA shall cease to exist as separate legal entity, and its property, rights and obligations shall become the property, rights and obligations of the Surviving Corporation.

3. Name and State of Domicile of Surviving Corporation. At and after the Effective Time, the Surviving Corporation shall continue to be named "Nationwide Life Insurance Company" and the state of domicile shall remain the State of Ohio. The principal offices of the Surviving Corporation in Ohio shall continue to be One Nationwide Plaza, Columbus, Ohio 43215.

4.         Articles of Incorporation; Code of Regulations. At and after the Effective Time, the current Articles of Incorporation and Code of Regulations of NLIC shall continue as the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

5.         Directors and Officers. At and after the Effective Time, the members of the Board of Directors of NLIC and the officers of NLIC shall continue as the members of the Board of Directors of the Surviving Corporation and officers of the Surviving Corporation, respectively, until their successors are duly elected and qualified pursuant to the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

6.         Shares of Survivor. Each share of the common stock of NLIC issued and outstanding at the Effective Time shall thereupon, without further action, remain outstanding as one share of the common stock of the Surviving Corporation, without the issuance or exchange of new shares or share certificates, and no additional shares of the Surviving Corporation shall be issued.

7.         Cancellation of the NLICA Shares. As of the Effective Time, each of the issued and outstanding shares of NLICA, by virtue of the Merger becoming effective, and without any further action, shall be cancelled and shall cease to represent any ownership interest in NLICA or any other entity.

8,Authorized Capital of Survivor. The amount, number and class of shares of the authorized capital stock of the Surviving Corporation and the par value thereof immediately prior to the Effective Time, shall remain the same after the Effective Time, unless and until changed as provided by law, the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

9.             No Consideration for Assistance of Officer and Directors. No director, officer, agent or employee of the Constituent Corporations shall receive any fee, commission, compensation or other valuable consideration whatsoever, solely for in any manner aiding, promoting or assisting in the adoption or approval of this Agreement.

10.             Approvals.                             This Agreement shall be submitted for approval or exemption from approval to (a) the sole shareholder of NLIC, (b) the sole shareholder of NLICA, (c) the Insurance Commissioner for the State of Ohio, (d) the Insurance Commissioner for the Commonwealth of

Pennsylvania, (e) the Insurance Commissioner of the State of California, and (1) the insurance regulatory authorities of such other states, if any, which may require such submission. If and when all such required approvals and exemptions are obtained, the officers of each of the Constituent Corporations shall be, and they hereby are authorized and directed to, perform all such further acts, and execute and deliver to the proper authorities for filing all documents, as may be necessary or proper to render effective the Merger contemplated by this Agreement.

11.             Conditions to Completing the Merger. The Merger shall not be effective and neither this Agreement nor Articles of Merger incorporating this Agreement shall be filed unless and until the following conditions have been fulfilled:

(a)This Agreement has been approved by the sole shareholder of the Constituent
Corporations; and

(b)The Constituent Corporations have received all consents, approvals or non-
disapprovals, or exemptions prescribed by law which are necessary for the consummation of the Merger, including, without limitation, approvals of all insurance regulatory authorities and any necessary exemptions, approvals or non-disapprovals of the Securities and Exchange Commission.

12.             Amendment or Abandonment of Agreement.                                                                                 Notwithstanding any of the
provisions of this Agreement, the Boards of Directors of the Constituent Corporations, at any time before or after the approval by shareholder of any of them, and prior to the Effective Time, and for any reason they may deem sufficient and proper, shall have the power and authority to amend or in the alternative, to abandon and refrain from making effective the contemplated Merger as set forth herein; in which case this Agreement shall thereby be cancelled and become null and void.

13 Effective Time of Merger. Except as otherwise set forth in this Agreement, the effect of the Merger and the effective time of the merger shall be December 31, 2009 or as soon as possible thereafter (the "Effective Time").

14.             Amendments and Modifications.                                                            The parties hereto may amend this Agreement
at any time prior to the Effective Time by a properly executed writing setting forth the amendment or modification, and thereafter providing any required notice to all appropriate insurance regulators.

15.             Notice to Policyholders.                                       The Surviving Corporation will mail to each
policyholder of NLICA a Company Merger Endorsement whereby the policyholders of NLICA will be notified of the Merger and advised that NLIC, as the Surviving Corporation, has all liability for each such policy. Such endorsements will be mailed within 45 days of the later to occur of (a) the Effective Time, or (h) the date the endorsement form receives all necessary approval from the insurance regulatory authorities of any states, if any, which may require such prior approval. The Constituent Corporations may also engage in alternative methods of policyholder notification where such alternative methods are necessary to comply with notification requirements under the insurance laws of a particular jurisdiction.

16.             Express Assumption of NLICA Closed Block Obligations.  The Surviving Corporation hereby expressly assumes those closed block (the "Closed Block") obligations set forth in Pennsylvania Insurance Department Order No. ID-RC-02-15, an excerpt of which is attached hereto, which order was issued at the time of the acquisition of NLICA.

17.             Appointment of Secretary of State to Accept Service of Process
The parties to this Agreement hereby irrevocably appoint the Secretary of State of the Commonwealth of Pennsylvania (the "Secretary") to accept service of process on behalf of NLICA, and notice of matters so served upon the Secretary shall be directed to the Surviving Corporation at the following address:

Nationwide Life Insurance Company One Nationwide Plaza,
Columbus, OH 43215

(signature page follows immediately)

IN WITNESS WHEREOF, each of the Boards of Directors of the Constituent Corporations, pursuant to resolutions or actions in writing unanimously adopted by written consent, have caused this Agreement to be executed in their corporate names by their Presidents and attested to by their Secretaries, as of this 28th day of August, 2009.

ATTEST:

/s/ROBERT W. HORNER III
Robert W. Horner III
Vice President and Secretary

                                                                  NATIONWIDE LIFE INSURANCE COMPANY
                                                                  By: /s/MARK R. THRESHER
                                                                              Mark R. Thresher
                                                                              President and Cheif Operating Officer

ATTEST:
/s/ROBERT W. HORNER III
Robert W. Horner III
Vice President and Secretary

                                                                 NATIONWIDE LIFE INSURANNCE COMPANY OF AMERICA
                                                                 By: /s/PETER A. GOLATO
                                                                             Peter A. Golato
                                                                             President

Closed Block Obligations
Pursuant to Pennsylvania Insurance Department
Order No. ID-RC-02-15 (excerpt)'
1(v)
Provident Stock aka Nationwide Life insurance Company of America] shall file its Closed Block investment policy annually with the Department by March 1 of each year and pursuant to Section 9.2(c)(i) of the Plan of Conversion, such filings shall be accompanied by a schedule of transfers between the Closed Block and Provident Stock's general account that individually or in a series of similar transaction are in excess of $100,000 in value.

1(w)	Provident Stock shall provide any contemplated changes to its Closed Block investment policy to the Department for review and prior written approval.
1(x)
Provident Stock shall retain an independent actuary to review and analyze the adequacy of the assets and reserves of the Closed Block as of December 31, 2003 and every three (3) years thereafter, and shall provide the results of such review and analysis to the Department within ten (10) days of receipt but no later that July I of the following year, except that this requirement for an actuarial review and analysis may be waived by the Department upon application for any year in which the Department has retained the services of an independent actuary for the purpose of conducting a financial examination of Provident Stock.

1(y)	Provident Stock shall bear the cost of all outside advisors and consultants retained by the Department to monitor the Closed Block after the effective date of the Sponsored Demutualization.
1(z)	In accordance with section 9.5 of the Plan of Conversion, Provident Stock shall maintain and continue the 2001 dividend scales for dividend paying participating policies excluded from the Closed Block and obtain prior written approval from the Department prior to modifying said dividend scales.

All defined terms shall have the meaning set forth in Order No. 1D-RC-02-15.